Exhibit 10.3

SETTLEMENT AGREEMENT

BETWEEN

ROGERS UK LIMITED, a company established and existing under the laws of England and Wales, having its registered offices at Ashcombe House, 5 The Crescent, Leatherhead, Surrey KT22 8DY, with corporate registration number 01291442, duly represented by Marc Beulque, as Director;

“the Company”

AND

Mr LUC VAN EENAEME, with residence at Kamerijkstraat 31, 9041 Oostakker, Belgium;

“Luc Van Eenaeme”

Jointly referred to as “the Parties”;

WHEREAS:

(A)	Rogers BVBA (the “Parent Company”) engaged Luc Van Eenaeme with an employment contract of an indefinite duration on 10 August 1984 (hereafter “the Employment Contract”).

(B)	On 30 June 2013, the Parent Company ended the Employment Contract with immediate effect. This was confirmed by letter of 1 July 2013, signed by both Parties.

(C)
On the date of termination, Luc Van Eenaeme was not only employed in Belgium. Luc Van Eenaeme was also appointed as remunerated director of other companies of the group to which the Company belongs (hereafter “the Group”) in Germany.  Also these working relations were terminated with immediate effect.

(D)
Further on the date of termination, Luc Van Eenaeme also held the office of Director of the Company in the UK but was not an employee of the Company.  This appointment was also terminated with immediate effect on 30 June, 2013 (the “UK Directorship”).

(E)
The Parties have met and have come to this agreement through which they intend to settle all disputes, which have arisen and may arise between them following the termination of the UK Directorship. Similar settlement agreements will be signed regarding Luc Van Eenaeme’s working relations within the Group (the “Other Settlement Agreements”).

IT IS AGREED AS FOLLOWS:

1.	End date of UK Directorship

1.1	Luc Van Eenaeme resigned as a Director of the Company with immediate effect on 30 June, 2013 and the Parties agree that the UK Directorship consequently ended on that date.

2.	Termination indemnity

2.1	In connection with the termination of the UK Directorship, the Company will pay to Luc Van Eenaeme a termination payment of 76,000 EUR.

2.2
The amounts mentioned under article 2.1 will be transferred into the bank account of Luc Van Eenaeme after deduction of any applicable withholding tax and social security contributions/national insurance contributions before 30 September 2013.  Luc Van Eenaeme hereby agrees to notify the Company, by email to Marc Beulque of the relevant details of his bank account for the purposes of this article 2 within two days of the date of this agreement.

3.	Disclose

3.1
The Parties agree that the negotiations on this settlement agreement and the Other Settlement Agreements as well as the existence and the terms of this settlement agreement and the Other Settlement Agreements will remain strictly confidential and will not be disclosed by either Party, except when the publication is:

(a)	required by law or regulation, including the rules and regulations of the US Securities and Exchange Commission and those of the New York Stock Exchange;

(b)	required by a decision of a court or tribunal whose orders or decisions are binding on the relevant Party;

(c)	required by any regulatory body, authority or agency;

(d)
required because one of the Parties is forced to commence legal proceedings before any competent court due to the non-compliance of the other Party with the obligations of the present agreement. In such case, the Party required to disclose the present agreement will immediately inform the other Party.

4.	Waiving of rights

4.1
Luc Van Eenaeme hereby confirms that he has no right or claim outstanding against the Company or against any company in the Group in relation to his office of Director of the Company, nor in relation to the termination of such office of Director.

4.2
Luc Van Eenaeme further hereby irrevocably and reciprocally waives (i) all claims of whatever nature and arising for whatever reason and (ii) all rights that he might have through the existence, the execution of, and/or the termination of his office of Director of the Company, whether arising under his letter of appointment as Director of the Company, or under any statutory provision or otherwise (including, without limitation, any damages from breach of contract or loss of office) or on any other account whatsoever.

4.3
The waiving of rights does obviously not concern the rights and duties that either of the Parties could claim on behalf of this agreement or the other settlement agreements that are signed between Luc Van Eenaeme and other companies of the Group.

4.4	Luc Van Eenaeme affirms that he has sought the advice of a lawyer or another consultant, prior to the signature of this settlement agreement.

5.	Applicable law

5.1	This settlement agreement is subject to English law. The courts of England and Wales will be solely competent to deal with any disputes relating to this settlement agreement.

6.	Replacement prior agreements

6.1	This settlement agreement supersedes any and all prior agreements, whether oral or in writing, between the Parties.

This settlement agreement has been signed in Ghent (Belgium) on 26 September 2013 in so many originals as there are parties.

Luc Van Eenaeme	For the Company

Signature preceded by	Marc Beulque
a handwritten mentioning	Director
"read and approved"	On behalf of Rogers UK Limited

[Please initial every page and undersign preceded by a handwritten mentioning “read and approved”]